Exhibit 10.9

REAL ESTATE LEASE

This Lease Agreement (this "Lease") is dated February 17, 2005, by and between Marston Lee and Kathy P Rogers ("Landlord"), and United Check Services, LLC ("Tenant").  The parties agree as follows:

PREMISES.  Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant 2270 square foot building (the "Premises") located at 15431 O'Neal Road, Gulfport, MS 39503.

LEGAL DESCRIPTION.  A sketch of the Premises subject to this Lease is attached as an exhibit.

TERM.  The lease term will begin on completion of Premises Build-out and approval for occupancy by officials with the City of Gulfport, no later than May 1, 2005 and will terminate 36 months later, no later than April 30, 2008.

LEASE PAYMENTS.  Tenant shall pay to Landlord monthly installments of $1,800.00 during the first year; $2,000.00 during the second year; and $2,200.00 during the third year, payable in advance on the first day of each month, for a total lease payment of $72,000.00.  Lease payments shall be made to the Landlord at 18408 Dogwood Lane, Saucier, MS 39574, which address may be changed from time to time by the Landlord.  The first and last month's lease payments are payable at the time of signing of this Lease.

SECURITY DEPOSIT.  At the time of the signing of this Lease, Tenant shall pay to Landlord, in trust, a security deposit of $1,000.00 to be held and disbursed for Tenant damages to the Premises (if any) as provided by law.

POSSESSION.  Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing.  At the expiration of the term, Tenant shall remove its goods and effects and peaceably yield up the Premises to Landlord in as good a condition as when delivered to Tenant, ordinary wear and tear excepted..

PROPERTY INSURANCE.  Landlord and Tenant shall each maintain appropriate insurance for their respective interests in the Premises and property located on the Premises.  Landlord shall be named as an additional insured in such policies.  Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force issued by companies reasonably satisfactory to Landlord.  Landlord shall receive advance written notice from the insurer prior to any termination of such insurance policies.  Tenant shall also maintain any other insurance, which Landlord may reasonably require for the protection of Landlord's interest in the Premises.  Tenant is responsible for maintaining casualty insurance on its own property.

LIABILITY INSURANCE.  Tenant shall maintain liability insurance on the Premises in a total aggregate sum of at least $1,000,000.00.  Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force issued by companies reasonably satisfactory to Landlord.  Landlord shall receive advance written notice from the insurer prior to any termination of such insurance policies.

RENEWAL TERMS.  This Lease shall automatically renew for an additional period of one year per renewal term, unless either party gives written notice of termination no later than 60 days prior to the end of the term or renewal term.  The lease terms during any such renewal term shall be the same as those contained in this Lease except that the lease installment payments shall be $2,200.00 per month.

MAINTENANCE.  Tenant shall have the responsibility to maintain the Premises in good repair at all times during the term of this Lease. For purposes of this Lease, Lessor agrees to maintain in good order and repair, at Lessor's expense, the structure and other major parts of the subject premises, including but not limited to roof, floors, ceiling, walls, and central air/heating system, Excepting damages by Tenant or those utilizing Premises with Tenant permission. Maintenance of plumbing and electrical will be the responsibility of the Tenant.

Parking in front of Premises will be kept clear and free of debris by Tenant. The grounds will be maintained by Landlord.

UTILITIES AND SERVICES.  Tenant shall be responsible for all utilities and services incurred in connection with the Premises.

TAXES.  Taxes attributable to the Premises or the use of the Premises shall be allocated as follows:

REAL ESTATE TAXES. Landlord shall pay all real estate taxes and assessments for the Premises.

PERSONAL TAXES.  Tenant shall pay all personal taxes and any other charges which may be levied against the Premises and which are attributable to Tenant's use of the Premises, along with all sales and/or use taxes (if any) that may be due in connection with lease payments.

DEFAULTS.  Tenant shall be in default of this Lease if Tenant fails to fulfill any lease obligation or term by which Tenant is bound.  Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 5 days (or any other obligation within 10 days) after written notice of such default is provided by Landlord to Tenant, Landlord may take possession of the Premises without further notice (to the extent permitted by law), and without prejudicing Landlord's rights to damages.  In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant's financial obligations under this Lease.  Tenant shall pay all costs, damages, and expenses (including reasonable attorney fees and expenses) suffered by

Landlord by reason of Tenant's defaults.  All sums of money or charges required to be paid by Tenant under this Lease shall be additional rent, whether or not such sums or charges are designated as "additional rent". The rights provided by this paragraph are cumulative in nature and are in addition to any other rights afforded by law.

   In the event the premises is destroyed or damaged or otherwise made not reasonably usable as a result of fire, or other casualty such as hurricane or storm during the term of the Lease, whereby the subject property is rendered untenantable, Lessee is not obligated to make lease payments from the date of such event until the premises becomes tenantable.  Lessor shall complete all repairs necessary to make the premises tentantable within 90 days from the date of such fire or other casualty.  If repairs are not completed within such 90 days, unless otherwise agreed in writing by both parties, Lessee may cancel this Lease agreement effective upon the 90th day following the occurance of the casualty event.

LATE PAYMENTS.  For any payment that is not paid within 10 days after its due date, Tenant shall pay a late fee of $50.00.

CUMULATIVE RIGHTS.  The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

NON-SUFFICIENT FUNDS.  Tenant shall be charged $50.00 for each check that is returned to Landlord for lack of sufficient funds.

REMODELING OR STRUCTURAL IMPROVEMENTS.  Tenant shall have the obligation to conduct any construction or remodeling (at Tenant's expense) that may be required to use the Premises as specified above.  Tenant may also construct such fixtures on the Premises (at Tenant's expense) that appropriately facilitate its use for such purposes.  Such construction shall be undertaken and such fixtures may be erected only with the prior written consent of the Landlord, which shall not be unreasonably withheld.  Tenant shall not install awnings or advertisements on any part of the Premises without Landlord's prior written consent.  At the end of the lease term, Tenant shall be entitled to remove (or at the request of Landlord shall remove) such fixtures, and shall restore the Premises to substantially the same condition of the Premises at the commencement of this Lease.

ACCESS BY LANDLORD TO PREMISES.  Subject to Tenant's consent (which shall not be unreasonably withheld), Landlord shall have the right to enter the Premises to make inspections, provide necessary services, or show the unit to prospective buyers, mortgagees, tenants or workers.  However, Landlord does not assume any liability for the care or supervision of the Premises.  As provided by law, in the case of an emergency, Landlord may enter the Premises without Tenant's consent.  During the last three months of this Lease, or any extension of this Lease, Landlord shall be allowed to display the usual "To Let" signs and show the Premises to prospective tenants.

INDEMNITY REGARDING USE OF PREMISES.  To the extent permitted by law, Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Landlord may suffer or incur in connection with Tenant's possession, use or misuse of the Premises, except Landlord's act or negligence.

DANGEROUS MATERIALS.  Tenant shall not keep or have on the Premises any article or thing of a dangerous, flammable, or explosive character that might substantially increase the danger of fire on the Premises, or that might be considered hazardous by a responsible insurance company, unless the prior written consent of Landlord is obtained and proof of adequate insurance protection is provided by Tenant to Landlord.

COMPLIANCE WITH REGULATIONS.  Tenant shall promptly comply with all laws, ordinances, requirements and regulations of the federal, state, county, municipal and other authorities, and the fire insurance underwriters.  However, Tenant shall not by this provision be required to make alterations to the exterior of the building or alterations of a structural nature.

MECHANICS LIENS.  Neither the Tenant nor anyone claiming through the Tenant shall have the right to file mechanics liens or any other kind of lien on the Premises and the filing of this Lease constitutes notice that such liens are invalid.  Further, Tenant agrees to (1) give actual advance notice to any contractors, subcontractors or suppliers of goods, labor, or services that such liens will not be valid, and (2) take whatever additional steps that are necessary in order to keep the premises free of all liens resulting from construction done by or for the Tenant.

BUILDOUT OF PREMISES- Landlord agrees to build out Premises according to drawing attached. Using materials and in compliance with the building ordinances.  Specific rooms such as Entry, Bathrooms, Server Rooms, Break rooms will be ceramic tiled consistent with 15431 O’Neal Road bathrooms and entry. The rest of the building will be carpeted in a carpet agreed by Landlord and tenant. No wood trim excepting doors. Entryway casings and doors and windows in Conference Room will be cased in New Orleans style trim and windows will have bottom wood in the conference room only. All other bottom trim will be vinyl cove at the base. Paint Colors will be agreed to by both landlord and tenant. All Walls and Ceiling will be sheetrock finished in “orange peel and knockdown” style of finish. A small counter and sink will be placed in break room. Computer/Communication outlets will be placed per diagram given. Electrical outlets will be in the same vicinity as  Computer/Communication outlets.

ARBITRATION.  Any controversy or claim relating to this contract, including the construction or application of this contract, will be settled by binding arbitration under the rules of the American Arbitration Association, and any judgment granted by the arbitrator(s) may be enforced in any court of proper jurisdiction.

SUBORDINATION OF LEASE.  This Lease is subordinate to any mortgage that now exists, or may be given later by Landlord, with respect to the Premises.

ASSIGNABILITY/SUBLETTING.  Tenant may not assign or sublease any interest in the Premises, nor effect a change in the majority ownership of the Tenant (from the ownership existing at the inception of this lease), nor assign, mortgage or pledge this Lease, without the prior written consent of Landlord, which shall not be unreasonably withheld.

NOTICE.  Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

            LANDLORD:

            Marston Lee and Kathy P Rogers
            18408 Dogwood Lane
            Saucier, MS  39574

            TENANT:

            United Check Services
            P.O. Box 3336
            Gulfport, MS  39505

Such addresses may be changed from time to time by either party by providing notice as set forth above.  Notices mailed in accordance with the above provisions shall be deemed received on the third day after posting.

GOVERNING LAW.  This Lease shall be construed in accordance with the laws of the State of Mississippi.

ENTIRE AGREEMENT/AMENDMENT.  This Lease Agreement contains the entire agreement of the parties and there are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Lease.  This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY.  If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER.  The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Lease.

BINDING EFFECT.  The provisions of this Lease shall be binding upon and inure to the benefit of both parties and their respective legal representatives, successors and assigns.

LANDLORD:

__________________________________________Date: __________________
Marston Lee and Kathy P Rogers

TENANT:
United Check Services

By: _______________________________________Date: __________________
      ___________________________________,
      _________________________